Exhibit 99.1

                EDGE PETROLEUM THIRD QUARTER OPERATIONS UPDATE

     HOUSTON, Oct. 19 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) today provided an update on its operating activities for the third quarter of 2005 and year to date. Estimated production for the nine months ended September 30, 2005 was 12.1 Bcfe, equal to the production for entire year 2004. Third quarter 2005 production is estimated to be 3.9 Bcfe. Edge's estimated production exit rate on September 30, 2005 was 46.3 MMcfe per day. As of the end of the third quarter, Edge had drilled 40 wells. Current estimated daily production is approximately 51 MMcfe, with 5 additional wells currently being completed.

     Edge drilled and logged 18 wells during the most recent quarter, 17 of which were apparent successes. For the nine months ending September 30, 2005, Edge has drilled and logged 40 wells with 38 apparent successes. Currently eight wells are drilling, six in south Texas and two in southeast New Mexico. Edge believes that it has replaced in excess of 175% of its production via the drill bit through the first nine months of 2005.

     Six of the 18 wells during the quarter were in Edge's expanding Queen City play in south Texas. Currently, Edge has three rigs running in this play and expects to drill another 8 to 10 wells by year-end, one of which is already another apparent success. Edge continues to add acreage and plans to add additional 3-D seismic in this play which should add to its future inventory in this prolific trend.

     Six wells were also drilled in Edge's southeast New Mexico area where two wells are currently drilling. Edge expects to drill another 8 to 10 wells for both shallow and deep reserve targets in this trend before year-end.

     Three wells, with one dry hole, were drilled in Edge's Lobo play in south Texas as Edge continues to develop and expand the productive area surrounding the Gato Creek field purchased at the end of 2001. Edge expects to drill one additional well in this area during the fourth quarter in addition to the well currently drilling there. The remaining three wells drilled were in other areas of Edge's core south Texas operating area.

     Commenting on the quarterly operating results, John O. Tugwell, Edge's Executive Vice President and COO, reported, "We drilled almost as many wells in the third quarter as we drilled in the entire first half of 2005 and are very pleased with the results of those wells. Our record of production replacement through the drill-bit has been positive and we are hopeful that our planned fourth quarter drilling program of 20 to 25 wells will build on those results. The additional rigs added during the third quarter have recently had a positive impact on our production volumes. We experienced some minor production deferrals during the third quarter as a result of both Hurricane Rita and Katrina which slightly lowered our quarterly volumes but those impacts are over now. Also impacting the quarter was an ongoing delay in completion services, especially fracture stimulation work. While these delays will push some of our expected production increase into 2006, our fourth quarter production volumes should easily set a record for Edge."

     As announced last quarter, Edge's Board of Directors gave its approval to increase Edge's authorized budget beyond the revised $76 million for additions to the drilling program. Based upon the increase in rigs under contract, Edge now expects to drill 60 to 65 wells, including two wells associated with the planned Chapman Ranch acquisition, which should result in a pre-acquisition capital budget of $94 to $95 million, all funded from internally generated cash flow.

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     John W. Elias, Edge's Chairman, President and CEO, noted, "I am pleased to report that the plans we discussed during our second quarter conference call have been executed much as we expected. That is due largely to the hard work of the entire Edge 'Team.' The increase in our activity level that occurred throughout the quarter, and which we expect will be sustained into 2006, should result in a year-end production exit rate in excess of 54 MMcfe per day, before the impact of the Chapman Ranch acquisition, and in excess of 60 MMcfe per day after the final portion of that acquisition closes on November 30, 2005. This growing production and strong commodity prices, coupled with a significant inventory of drilling prospects for 2006, leaves Edge in an enviable position as we finish out 2005 and turn our attention to 2006."

     Edge further reported that on October 13, 2005, it closed the first segment of its Chapman Ranch acquisition for a total purchase price of $26,982,500. This transaction represents about 43% of the total transaction with the final segment planned to close on November 30, 2005. This portion of the acquisition, closed earlier this month, adds approximately 3.1 MMcfe per day of production.

     Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".

     Statements regarding production, all forecasts for 2005, including production, production replacement, acquisition of new leases and 3-D seismic, timing of future wells, growth in operational activities and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, results of acquisitions and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
     -0-                             10/19/2005
     /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
     /Web site:  http://www.edgepet.com /
     (EPEX)